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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

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

                                                                     For the Year Ended December 31,
                                                                 1999             1998             1997
                                                               --------         --------         --------
Loss before income tax benefit, minority
  interest and extraordinary loss                               (42,096)         (23,515)         (20,936)

Fixed Charges:

  Interest expense                                               31,201           20,688           20,759

  Interest portion of rental expense                                893              514              464

  Dividends on unconsolidated subsidiary                             --               67              101
                                                               --------         --------         --------

Earnings                                                        (10,002)          (2,246)             388
                                                               ========         ========         ========
Fixed charges:

  Interest expense                                               31,201           20,688           20,759

  Interest portion of rental expense                                893              514              464

  Dividends on unconsolidated subsidiary                             --               67              101
                                                               --------         --------         --------
Total fixed charges                                              32,094           21,269           21,324
                                                               --------         --------         --------

Ratio of earnings to fixed charges                                  n/a              n/a              n/a

Earnings inadequate to cover fixed charges:

     Total fixed charges                                         32,094           21,269           21,324
     Earnings                                                   (10,002)          (2,246)             388
                                                               --------         --------         --------
     Deficiency of earnings to fixed charges                    (42,096)         (23,515)         (20,936)
                                                               ========         ========         ========
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